        As filed with the Securities and Exchange Commission on June 29, 1998
                                                    Registration No. 333-_______

================================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                              --------------------------

                                       FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     UROCOR, INC.
                (Exact name of registrant as specified in its charter)


                 DELAWARE                                     75-2117882
     (State or other jurisdiction of                       (I.R.S Employer
      incorporation or organization)                      Identification No.)


           800 RESEARCH PARKWAY
          OKLAHOMA CITY, OKLAHOMA                               73104
 (Address of Principal Executive Offices)                     (Zip Code)

     UROCOR, INC. SECOND AMENDED AND RESTATED 1992 STOCK OPTION PLAN, AS AMENDED
                               (Full title of the plan)

                                 WILLIAM A. HAGSTROM
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                     UROCOR, INC.
                                 800 RESEARCH PARKWAY
                            OKLAHOMA CITY, OKLAHOMA  73104
                       (Name and address of agent for service)

                                     405/290-4000
            (Telephone number, including area code, of agent for service)

                                    COPY TO:
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                              HOUSTON, TEXAS 77010
                                 (713) 651-5107
                           ATTENTION: ROBERT E. WILSON

                           --------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                                       CALCULATION OF REGISTRATION FEE

===================================================================================================================================
  TITLE OF SECURITIES TO                               PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
      BE REGISTERED        AMOUNT TO BE REGISTERED         PRICE PER SHARE(1)           OFFERING PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par
 value                        600,000 shares (2)                $6.9375                    $4,162,500                  $1,228
===================================================================================================================================

(1) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market on June 23, 1998.
(2) Includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the UroCor, Inc. Second Amended and Restated 1992 Stock Option Plan.

================================================================================

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          a. The following documents are hereby incorporated by reference in this Registration Statement:

               1. The Annual Report on Form 10-K for the year ended December 31, 1997 of UroCor, Inc., a Delaware corporation (the "Registrant"), filed March 30, 1998 with the Securities and Exchange Commission (the "Commission").

               2. The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 of the Registrant, filed May 15, 1998 with the Commission.

               3. The description of the Registrant's common stock, $.01 par value (the "Common Stock"), contained in a registration statement on Form 8-A filed with the Commission on April 26, 1996, including any amendment or report filed for the purpose of updating such description.

          b. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEMS 4 THROUGH 5.

          Responses to these items are incorporated by reference to the corresponding items contained in the Registrant's earlier registration statement on Form S-8 (Reg. No. 333-16075) filed with the Commission on November 13, 1996.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article X of the Registrant's Amended and Restated By-laws (the "By-laws") provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL").

          Pursuant to Section 145 of the GCL, the Registrant generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification generally is limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Registrant unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for such persons.

          The above discussion of the Registrant's By-laws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by such document and such statute.

          The Registrant has entered into indemnification agreements with its directors, executive officers and certain key employees that generally obligate the Registrant to indemnify such persons to the extent permitted under the GCL.

          The Registrant's 1997 Non-Employee Director Stock Option Plan and the Registrant's Second Amended and Restated 1992 Stock Option Plan, as amended, each contain a provision providing that the Registrant will, to the fullest extent permitted by law, indemnify, defend and hold harmless any person who at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in any way relating to or arising out of such plan or any options granted thereunder by reason of the fact that that person is or was at any time a director of the Registrant or a member of the committee administering such plan against judgments, fines, penalties, settlements and reasonable expenses (including attorneys' fees) actually incurred by that person in connection with the action, suit or proceeding. The Registrant's 1997 Employee Stock Purchase Plan provides that the members of the committee administering such plan shall be indemnified by the Registrant against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with such plan or any option granted thereunder and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Registrant) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that such committee member is liable for gross negligence or willful misconduct in the performance of his duties.


ITEM 7.

          The response to this item is incorporated by reference to the corresponding item contained in the Registrant's earlier registration statement on Form S-8 (Reg. No. 333-16075) filed with the Commission on November 13, 1996.


ITEM 8.   EXHIBITS.

          4.1  --   Restated Certificate of Incorporation of the Registrant
                    (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
                    333-3182), filed with the Commission on April 3, 1996).

          4.2  --   Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
                    Statement on Form S-1 (Reg. No. 333-3182), filed with the
                    Commission on April 3, 1996).

          4.3  --   Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant's
                    Registration Statement on Form S-1 (Reg. No. 333-3182), filed with the Commission on May 10, 1996).

          4.4  --   UroCor, Inc. Second Amended and Restated 1992 Stock Option
                    Plan, as amended.

          5.1  --   Opinion of Fulbright & Jaworski L.L.P.

          23.1 --   Consent of Arthur Andersen LLP.

          23.2 --   Consent of Fulbright & Jaworski L.L.P. (included in
                    Exhibit 5.1).

          24.1 --   Power of Attorney (contained on page II-3).


ITEM 9.   UNDERTAKINGS.

          The response to this item is incorporated by reference to the corresponding item contained in the Registrant's earlier registration statement on Form S-8 (Reg. No. 333-16075) filed with the Commission on November 13, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 23rd day of June, 1998.

                              UROCOR, INC.

                              By: /s/ WILLIAM A. HAGSTROM
                                 -------------------------------------------
                                  William A. Hagstrom
                                  Chairman of the Board, President and Chief
                                  Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                  POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William A. Hagstrom and Michael N. McDonald, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


        Signature                          Title                     Date
        ---------                          -----                     ----

 /s/ WILLIAM A. HAGSTROM            Chairman of the Board,       June 23, 1998
------------------------------       President and Chief
 William A. Hagstrom                  Executive Officer
                                (Principal Executive Officer)

 /s/ MICHAEL N. MCDONALD           Vice President and Chief      June 23, 1998
------------------------------        Financial Officer
 Michael N. McDonald              (Principal Financial and
                                     Accounting Officer)


 /s/ AARON BEAM, JR.
------------------------------             Director              June 23, 1998
 Aaron Beam, Jr.


------------------------------             Director              June __, 1998
 Paul A. Brown, M.D.

 /s/ HERBERT J. CONRAD
------------------------------             Director              June 23, 1998
 Herbert J. Conrad

 /s/ MICHAEL E. HERBERT
------------------------------             Director              June 23, 1998
 Michael E. Herbert

------------------------------             Director              June __, 1998
 Thomas C. Ramey

 /s/ LOUIS M. SHERWOOD, M.D.
------------------------------             Director              June 23, 1998
 Louis M. Sherwood, M.D.

                                EXHIBIT INDEX

EXHIBIT NUMBER                       DESCRIPTION
    4.1            Restated Certificate of Incorporation of the Registrant
                   (incorporated by reference to Exhibit 3.1 to the Registrant's
                   Registration Statement on Form S-1 (Reg. No. 333-3182), filed with the Commission on April 3, 1996).

    4.2 Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
                   Statement on Form S-1 (Reg. No. 333-3182), filed with the
                   Commission on April 3, 1996).

    4.3            Form of Common Stock Certificate (incorporated by reference to
                   Exhibit 4.1 to Amendment No. 2 to the Registrant's Registration
                   Statement on Form S-1 (Reg. No. 333-3182), filed with the
                   Commission on May 10, 1996).

*   4.4            UroCor, Inc. Second Amended and Restated 1992 Stock Option Plan,
                   as amended.

*   5.1            Opinion of Fulbright & Jaworski L.L.P.

*  23.1            Consent of Arthur Andersen LLP.

*  23.2            Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

*  24.1            Powers of Attorney.

-----------------

*Filed herewith